UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
 (Amendment No.               )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

FINANCIAL INSTITUTIONS, INC.
(Name of Registrant as Specified In Its Charter)
CLOVER PARTNERS, L.P. MHC MUTUAL CONVERSION FUND, L.P. CLOVER INVESTMENTS, L.L.C. TERRELL T. PHILEN, JR. JOHNNY GUERRY
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Clover Partners, L.P.

A copy of a news article is being filed herewith under Rule 14a-12 of the Securities Exchange Act of 1934, as amended.  The Participants (as defined below) are not affiliated with the publication or the author of the news article, and do not endorse or make any representations or warranties concerning the news article.  The consent of the author and the publication to file the news article under Rule 14a-12 was neither sought nor obtained.

Important Information

MHC Mutual Conversion Fund, L.P. has nominated Johnny Guerry and Terrell T. Philen, Jr. as nominees to the board of directors of Financial Institutions, Inc. (the “Company”) and intend to solicit votes for the election of Mr. Guerry and Mr. Philen as members of the board.   MHC Mutual Conversion Fund, L.P. will send a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of Mr. Guerry and Mr. Philen at the Company’s 2016 Annual Meeting of Stockholders.  Stockholders are urged to read the definitive proxy statement and WHITE proxy card when they become available, because they will contain important information about the participants in the solicitation, Mr. Guerry and Mr. Philen, the Company and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and WHITE proxy card (when available) and other documents filed by MHC Mutual Conversion Fund, L.P. with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed by MHC Mutual Conversion Fund, L.P. with the SEC may also be obtained free of charge from the MHC Mutual Conversion Fund.

Participants in Solicitation

The participants in the solicitation by MHC Mutual Conversion Fund, L.P. consist of the following persons (the “Participants”): MHC Mutual Conversion Fund, L.P., Clover Partners, L.P., Clover Investments, L.L.C., Johnny Guerry and Terrell T. Philen, Jr.  Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may be found in the attached Notice of Intent to Nominate Directors and Submit Nominees for Election that MHC Mutual Conversion Fund, L.P. sent to the Company on April 1, 2016, which is attached hereto.

Buffalo Business First
April 14, 2016

“We’re in a proxy contest now”

Allissa Kline

The activist investor who called for Financial Institutions Inc. to sell itself and wants a seat on the board is now preparing to solicit shareholders in order to win two seats on the board.

Johnny Guerry, managing partner of Clover Partners L.P. in Dallas, said he has no plans to back down from the proxy contest that he initiated April 1 when his company filed paperwork to nominate Guerry and another individual to Financial Institutions’ board of directors. Clover Partners oversees MHC Mutual Conversion Fund L.P., which owns 5.5 percent of Financial Institutions’ outstanding common stock.

“We’re in a proxy contest now, so we’ll be filing a preliminary proxy in the not-too-distant future and begin shareholder solicitation,” Guerry said Thursday. “We will object to some of the things (the company) has said in its filings.”

This week, Guerry sent another letter to Financial Institutions (NASDAQ: FISI), the parent company of Five Star Bank. He criticized the board’s handling of the situation, saying it seems as though the directors “would rather spend shareholders’ money on a proxy contest” than add Guerry to the board.

“The board’s nominating committee rejected my candidacy ... after an exhaustive six-week process and settled on the reasoning that in December of 2015 I made a statement that a sale of the bank might be in the best interests of shareholders,” Guerry wrote. “They believed this statement could scare off customers should I be added to the board.”

Representatives from Financial Institutions had no immediate comment on Guerry’s letter.

Guerry takes issue with two acquisitions that Financial Institutions made – the mid-2014 purchase of Scott Danahy Naylon Co. Inc., an insurance brokerage in Amherst, and the January purchase of Courier Capital Corp., a wealth investment firm in Buffalo. In December, he criticized both deals, saying they diminish the stock value because the earn-back periods are too long, and suggested that the company halt future acquisition plans and sell itself to a larger bank.

Clover Partners has been an activist investor before. It has called on the sale of banks in Massachusetts and Pennsylvania. In February, a proxy contest was avoided when Bank Mutual in Wisconsin opted to add a Clover analyst to its board, expanding from nine to 10 directors.

Guerry said Clover Partners has owned shares of Financial Institutions’ stock on-and-off since 2014. According to regulatory filings, the company purchased 10,000 shares in August 2015 and presently owns nearly 800,000 shares.

The annual meeting of Financial Institutions’ shareholders is set to take place Friday, June 3. Four director seats are up for grabs, including the seat held by company president and CEO Martin Birmingham.